December 21, 2018

Northern Lights Fund Trust IV

17605 Wright Street

Omaha, NE 68154

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 111 to the Northern Lights Fund Trust IV Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 122 under the Securities Act of 1933 (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

BLS/ps